                     AMENDMENT OF RETIREMENT AGREEMENT      EXHIBIT 10(c)
                          WITH ALLAN G. KEIRSTEAD

      Agreement made as of June 5, 1997 by Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts 01085 (the "Company") and Allan G. Keirstead, 26 Longfellow Road, Holyoke, Massachusetts 01040 ("Keirstead").

      WHEREAS, the Company and Keirstead have previously entered into a Supplemental Retirement Contract made May 23, 1985, (the "Contract"), as amended January 2, 1987, January 17, 1988 and February 8, 1988;

      WHEREAS, the Stanhome Inc. Supplemental Pension Plan is being amended to provide for certain additional benefits to the Company's non-Director key executives in the event of termination of employment under certain circumstances; and

      WHEREAS, Keirstead is excluded from participation in the Stanhome Inc. Supplemental Pension Plan and the Company desires to provide for such benefits under the Contract;

      NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties do hereby amend the Contract as set forth below, effective as of the date hereof:
1.    Subparagraph 2(b) is amended in its entirety to read:

      Notwithstanding any provision of Paragraph 2 to the contrary, if Keirstead's employment terminates involuntarily at any time for any reason other than cause, he shall be entitled to receive the benefit determined under Subparagraph 2(a) as if his age on termination were his actual age plus five years; but such benefit shall not be payable before his (actual) fifty-fifth (55th) birthday.

2. Paragraph 7 of the Contract is amended to designate the existing paragraph as subparagraph (a) thereof and to add a new subparagraph
      (b) to read as follows:

      "(b)   Notwithstanding any otherwise applicable provision of this agreement to the contrary, the retirement benefits due to Keirstead (or his beneficiary) under this Agreement, if any, shall be paid in a lump sum upon the occurrence of (i) a termination of Keirstead's employment under circumstances that entitle Keirstead to payment of a severance benefit under Paragraph 1 of the "Change in Control Agreement" dated January 1, 1992 between the Company and Keirstead (or, if at the time of such termination the Change in Control Agreement is no longer in effect, under circumstances that would entitle Keirstead to such payment if such Agreement were in effect), or (ii) a Change in Control (as defined in the Change in Control Agreement) at any time following Keirstead's termination of employment from the Company. Such lump-sum payment shall be the present value of the benefit payable to Keirstead hereunder using the Pension Benefit Guaranty Corporation immediate annuity interest rate as is in effect for the month in which the payment is made and the mortality table based on the UP-1984 Table, all as in accordance with generally acceptable actuarial principles."

      IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.
                                    STANHOME INC.

                              By:      /s/G.William Seawright
/s/Allan G. Keirstead
      Allan G. Keirstead
                              ATTEST:/s/Bruce H. Wyatt
                                          Secretary